January 3, 2022

Dear Associate and Plan Participant,

As an owner of Griffon Corporation via shares held in your Griffon Corporation Employee Stock Ownership Plan (ESOP) account, you are able to participate and share in the future and prosperity of our company. The enclosed statement contains information about your account and your annual allocation of Griffon stock.

As a participant it is important that you vote on matters that are put before shareholders each year at the Griffon Corporation Annual Shareholder Meeting. Voting your shares only takes a minute and can be done electronically. You are receiving, with this letter, information on the meeting and precise instructions as to how to vote your shares.

We are proud that you are all owners and want to make sure you know that your vote is appreciated, especially this year. You may be solicited by Voss Capital, a small-cap hedge fund run by a 34 year-old named Travis Cocke that first became a Griffon shareholder in mid-August 2021. Should you receive materials from Voss we strongly recommend you reject Mr. Cocke’s recommendations. Do not sign Mr. Cocke’s Blue proxy card, even as a protest vote - because you may inadvertently cancel out your vote in support of the Griffon Directors and proposals. You should simply ignore Voss’ Blue proxy card and throw it away.

Under your current Board and management and thanks to your hard work, Griffon has been growing and building on our strong track record. We think that a vote for Voss could harm Griffon, the value of your investment and the long-term value of Griffon’s ESOP for all our current and retired employees. It is important that you vote and protect the future of the Company and the value of your investment.

Griffon remains well positioned to execute on its business plan, invest in growth opportunities and continue to pursue acquisitions. Thank you for your efforts in contributing to Griffon’s long-term success!

Connect with your retirement plan: www.principal.com

•	If you have not already done so, please register your account with Principal® for on-line access. By registering you can view account details, sign up to receive notice when your on-line statements are available, view a copy of the Summary Plan Description (SPD) and designate a beneficiary. Please follow the instructions below to register for on-line access.

•	To get started, select “Login” at the top right of the page to register for on-line access. Select create an account and select individuals to create your Principal® online account. Or, if you have other Principal accounts that you access on-line, sign on using the same username and password you use for those accounts. After registering, select your retirement plan name from the Account Summary and view your on-line retirement plan Dashboard.

•	You can also call Retirement Service Center at 1.800.547.7754 from Monday through Friday 8:00 a.m. - 10:00 p.m. ET.

You can also call MacKenzie Partners which is assisting us in this year’s Annual Shareholders Meeting, and they will be pleased to assist you in voting your shares or answering your Annual Meeting related questions. You can reach MacKenzie at 1.800.322.2885 from Monday to Friday 8:00 a.m. – 8:00 p.m. ET.

Be sure to vote only the WHITE Proxy card and vote your ESOP shares early as the cutoff to vote your ESOP shares is a few days before the Annual Meeting. Your vote needs to be received by 5:00 p.m. ET on February 14, 2022.

We appreciate your support and continued hard work for the many retirees and employees participating in the ESOP.

Sincerely,

Ronald J. Kramer

Chairman and CEO

Important Additional Information Regarding Proxy Solicitation

Griffon filed its proxy statement and associated WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on December 30, 2021 in connection with the solicitation of proxies for Griffon’s 2022 Annual Meeting (the “Proxy Statement”). Shareholders as of the record date of December 28, 2021, are eligible to vote at the 2022 Annual Meeting. Griffon, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2022 Annual Meeting. Details concerning the nominees of Griffon’s Board of Directors for election at the 2022 Annual Meeting and information regarding the names of Griffon’s directors and executive officers and their respective interests in Griffon by security holdings or otherwise is set forth in Griffon’s Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD, AND ANY SUPPLEMENTS THERETO, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the Proxy Statement and other relevant documents filed by Griffon with the SEC free of charge from the SEC’s website, www.sec.gov, or by directing a request by mail to Griffon Corporation, Attention: Corporate Secretary, at 712 Fifth Avenue, New York, NY 10019, or by visiting the investor relations section of Griffon’s website, www.griffon.com.

January 3, 2022

Dear Shareholder,

We are pleased to invite you to the 2022 Annual Meeting of Stockholders of Griffon Corporation which will take place on February 17, 2022 at 10:00 a.m., ET at the offices of Dechert LLP located at 1095 Avenue of the Americas, New York, NY 10036.

The business to be conducted at the Annual Meeting includes:

•	Election of four directors for a term of either (a) one year if the Declassification Proposal (defined below) is approved or (b) three years if the Declassification Proposal is not approved

•	To conduct an advisory vote on executive compensation

•	Approval of an amendment to our Certificate of Incorporation (as amended prior to the date hereof, the “Certificate of Incorporation”) to phase out the classified structure of our board of directors (the “Declassification Proposal”)

•	Approval of an amendment to our Certificate of Incorporation to reduce the percentage of outstanding voting power required to call a special meeting to 25%

•	Approval of the Amended and Restated 2016 Equity Incentive Plan

•	Ratification of the selection by our Audit Committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal year 2022

•	Any other matters that properly come before the meeting

Griffon has nominated the following individuals to the Board of Directors:

•	Louis J. Grabowsky, Founder and principal of Juniper Capital Management

•	Robert F. Mehmel, President and Chief Operating Officer of Griffon Corporation

•	Michelle L. Taylor, New Product Quality Director, Trane Technologies

•	Cheryl L. Turnbull, Senior Director of the Keenan Center for Entrepreneurship at The Ohio State University

A top priority of the Board of Directors is to ensure the Board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, have professional experience and a variety of backgrounds, and will continue to effectively represent the long-term interests of shareholders. As part of our plan to reach these objectives, our director slate includes a new nominee, Ms. Michelle L. Taylor. Michelle brings a broad range of industrial experience, particularly in the areas of manufacturing, supply chain management and quality, critically important areas of focus for Griffon and its businesses.

In line with our commitment to enhanced corporate governance practices, the Board is submitting two items for shareholder approval at the Annual Meeting:

•	A declassification proposal to phase out the classified structure of our Board of Directors as incumbents’ terms expire, with all directors elected in the future,starting with the directors elected at the 2022 Annual Meeting, to be elected for one-year terms.

•	A proposal to reduce the percentage of outstanding voting power required to call a special meeting from 66-2/3% to 25%.
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These enhancements to our corporate governance practices will further align our interests with those of our shareholders and contribute to increasing shareholder value.

Voss Capital, an approximately $300 million hedge fund run by 34 year-old Travis Cocke, initially provided us notice of its intent to nominate three individuals to stand for election to the Griffon Board of Directors at the 2022 Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee met with and considered Mr. Cocke’s nominees and does not believe they possess relevant experience that would be additive to or bring value to the Board.

•	In fact, after Griffon filed its definitive proxy statement, Mr. Cocke provided us with written notice in which he withdrew one of his nominees without any explanation, reducing his slate to two individuals.

•	The Griffon Board rejects both of Mr. Cocke’s remaining nominees and is confident that the Board’s superior slate of directors will best represent all shareholders.

Mr. Cocke has been a short-term shareholder who began accumulating his now 2.3% stake in Griffon in mid-August 2021 and lacks a credible plan to drive long-term growth. Mr. Cocke’s position shows a clear disregard for Griffon’s long-term plan to create value and lacks both an appreciation for, and an understanding of, Griffon’s positioning for future growth. Mr. Cocke has provided neither real plans for the business nor clear ideas on strategy, execution, or value creation.

You may receive solicitation materials from Voss, including proxy statements and a Blue proxy card. The Board of Directors of the Company does NOT endorse any of Mr. Cocke’s nominees and unanimously recommends that you vote “FOR” the election of all of the nominees proposed by the Board on the WHITE proxy card. We recommend you ignore Voss’ Blue proxy card and throw it away. This year, your vote is especially important to Griffon Corporation.

Griffon’s Strong Performance in 2021

We started our fiscal year 2022 from a position of strength, building on our record results in 2021. Our strong fiscal 2021 saw us generate record revenue of $2.3 billion, up 10% over the prior year, and record adjusted EBITDA of $248 million1, up 18% over the prior year, all while managing through a global pandemic, supply chain issues and labor shortages. Our 2021 achievements reflect the cumulative strategic actions we have taken to strengthen Griffon and position ourselves for future growth and increased profitability.

We continue to execute on our strategy and, less than 90 days into our new fiscal year, we have some exciting news to share with you.

On December 20, 2021, we announced that we entered into a definitive agreement to acquire Hunter Fan Company, a market leader in residential ceiling, commercial, and industrial fans, for approximately $845 million. We are excited to add Hunter to our family of iconic consumer and professional brands. Hunter complements our portfolio and we believe that combining it with AMES in our Consumer and Professional Product segment will allow us to diversify our channels to market and offer opportunities for revenue growth. Hunter has a robust e-commerce business while maintaining a strong position with retailers.

The transaction will be immediately accretive to cash flow and earnings. To put it in context, in the first full fiscal year of operation, we expect Hunter to contribute $400 million in revenue and $90 million of EBITDA, excluding synergies, resulting in earnings accretion of at least $0.50 per share. We believe it is a very effective use of our capital.

1 For a reconciliation of Adjusted EBITDA to Income before taxes from continuing operations of $111.2 million, see Note 18 – Reportable Segments in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

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We are pleased to have received support from the investment and analyst community following our announcement. On December 20, 2021, Baird Equity Research wrote:

“Overall, we like the deal long-term, as Hunter is solidly profitable, provides a new growth avenue with tuck-in opportunities, valuation appears reasonable (both EBITDA and FCF), and accretion is attractive.”

Additionally, Raymond James wrote:

“Griffon’s acquisition of Hunter Fan represents the addition of a related business with attractive margins (well above those of Griffon’s existing business) and a healthy recent growth rate track record. Constructively, the deal also appears to be nicely accretive to adjusted EPS.”

The Hunter transaction is the latest addition to our strong track record of value enhancing acquisitions and divestitures, of which we have successfully executed 14 (12 acquisitions and 2 divestitures) since 2013. Our strategic plan to fundamentally transform Griffon started in 2018 with the sale of the Clopay Plastics business and the immediately accretive acquisitions of ClosetMaid and CornellCookson. We have the strength and expertise across our management team and board to ensure the successful integration of Hunter, as we did with our previous acquisitions. The acquisition of Hunter and the expected sale of Telephonics represent another fundamental shift in our portfolio and are key milestones in the execution of our strategy to further accelerate growth and increase shareholder value.

Importantly, we have a strong balance sheet and are able to finance this acquisition without issuing any additional equity. It will be financed through cash on hand, borrowing availability under Griffon’s revolving credit facility, and committed debt financing.

Our disciplined capital allocation approach has created value for shareholders by successfully redeploying capital towards the highest return alternatives including accretive acquisitions, dividends, and share repurchases. While we are pleased with our results to date, we believe there is additional runway to drive incremental value and are confident that we have the right strategy to deliver it.

Finally, I would like to thank you, our shareholders, for the trust you have placed in us. We are pleased with our progress in creating long-term shareholder value and expect significant additional benefits to come as we continue to execute on our successful transformation strategy. I remain confident about Griffon’s future supported by a robust housing market and our strong global portfolio of businesses. As a leader in our industries with a proven and successful strategy, and management team and Board in place, Griffon is well positioned to continue building value in the years ahead.

Yours sincerely, Ronald J. Kramer Chairman and CEO
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Important Additional Information Regarding Proxy Solicitation

Griffon filed its proxy statement and associated WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on December 30, 2021 in connection with the solicitation of proxies for Griffon’s 2022 Annual Meeting (the “Proxy Statement”). Shareholders as of the record date of December 28, 2021, are eligible to vote at the 2022 Annual Meeting. Griffon, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2022 Annual Meeting. Details concerning the nominees of Griffon’s Board of Directors for election at the 2022 Annual Meeting and information regarding the names of Griffon’s directors and executive officers and their respective interests in Griffon by security holdings or otherwise is set forth in Griffon’s Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD, AND ANY SUPPLEMENTS THERETO, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the Proxy Statement and other relevant documents filed by Griffon with the SEC free of charge from the SEC’s website, www.sec.gov, or by directing a request by mail to Griffon Corporation, Attention: Corporate Secretary, at 712 Fifth Avenue, New York, NY 10019, or by visiting the investor relations section of Griffon’s website, www.griffon.com.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the effects of the Hunter Fan transaction, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; failure to consummate or a delay in consummating the Hunter Fun transaction; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including the impact from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; our strategy, future operations, prospects and the plans of our businesses, including the exploration of strategic alternatives for Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy; the impact of COVID-19 on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax law. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

If you have any questions, please call MacKenzie Partners
at the phone numbers listed below.

1407 Broadway, 27th Floor
New York, NY 10018

gffproxy@mackenziepartners.com

(212) 929-5500
Or
TOLL-FREE (800) 322-2885

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